Filed pursuant to Rule 424(b)(5)

Registration No. 333-283284

Prospectus Supplement

(to Prospectus Supplements dated December 19, 2024, December 27, 2024, January 31, 2025 and February 27, 2025

to Prospectus dated November 26, 2024)

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus, dated November 26, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-283284), as previously supplemented by our prospectus supplements, dated December 19, 2024, December 27, 2024, January 31, 2025 and February 27, 2025 (such prospectus supplements together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock pursuant to the terms of an At the Market Sales Agreement, dated December 19, 2024, with A.G.P./Alliance Global Partners (“A.G.P.”), as amended on January 31, 2025 and February 27, 2025 (the “Sales Agreement”). This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

On March 24, 2025, we provided notice to A.G.P. of our election to terminate the Sales Agreement, which termination is effective on March 29, 2025 in accordance with the terms of the Sales Agreement. Under the Prior Prospectus, the Company could offer and sell up to an aggregate of $11,700,000 of shares of common stock pursuant to the Sales Agreement from time to time through A.G.P. As of the date of this Prospectus Supplement, the Company has sold an aggregate of 160,879 shares of common stock pursuant to the Sales Agreement, resulting in gross proceeds of $231,235.73.

The purpose of this Prospectus Supplement is to report the termination of the Sales Agreement and to terminate the continuous offering by us under the Prior Prospectus effective on March 29, 2025.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements. Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIRE.” The last sale price of our common stock, as reported on Nasdaq on March 28, 2025, was $1.18 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 29, 2025